IQVIA and Veeva Announce Long-term Clinical and Commercial Partnerships and Resolution of All Disputes
Global partnerships to help customers improve clinical and commercial efficiency and effectiveness
RESEARCH TRIANGLE PARK, N.C. and PLEASANTON, Calif. — August 18, 2025 — IQVIA (NYSE: IQV) and Veeva Systems (NYSE: VEEV) today announced global clinical and commercial partnerships and the complete resolution of all pending legal disputes. Under the terms of the long-term agreement, customers can use software, data, technology, and service offerings from Veeva and IQVIA together in a simple and efficient way.
The global partnerships make it easy for customers to work with IQVIA and Veeva in key areas including:
•Commercial: The companies have established master data and software third-party access (TPA) agreements that allow IQVIA or Veeva data to be used with each other’s software or services in customer instances, including the use of IQVIA data in Veeva Network for master data management (MDM), Veeva Nitro for analytics, and Veeva AI. In addition to the use of Veeva data in IQVIA’s commercial products and services, IQVIA has also joined the Veeva Technology, AI, and Services Partner Programs to support customer integrations between Veeva software and IQVIA Analytics, IQVIA Information Management (including MDM), IQVIA Agentic AI, and IQVIA Commercial Orchestration offerings. With these partnerships and overall master agreements in place, customers also benefit from a fast, easy process to get TPAs for projects.
•Clinical: IQVIA has joined Veeva’s CRO Clinical Data Partner program and can leverage the Veeva Clinical Suite to execute clinical trials using Veeva software products, including study builds with Veeva EDC. With this partnership, customers will benefit from IQVIA’s clinical data management, clinical technology solutions, and EDC programming expertise with Veeva software to accelerate database builds, study locks, and data delivery.
“We are committed to supporting frictionless product and services integration with IQVIA for the benefit of our joint customers and the industry overall,” said Veeva founder and CEO Peter Gassner. “I am excited about the potential for our clinical and commercial partnerships to create significant value for our shared customers.”
“IQVIA and Veeva’s partnerships bring together best-in-class capabilities in information, AI, technology, and services for our shared clients,” said Ari Bousbib, chairman and CEO of IQVIA. “This will enable IQVIA customers on Veeva platforms to accelerate clinical development, bring treatments to market more efficiently, and improve access to innovations for patients.”
For more information visit Veeva Partnerships on iqvia.com or IQVIA Partnerships on veeva.com.
About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of clinical research services, commercial insights and healthcare intelligence to the life sciences and healthcare industries. IQVIA’s portfolio of solutions are powered by IQVIA Connected Intelligence™ to deliver actionable insights and services built on high-quality health data, Healthcare-grade AI®, advanced analytics, the latest technologies and extensive domain expertise. IQVIA is committed to using AI responsibly, with AI-powered capabilities built on best-in-class approaches to privacy, regulatory compliance and patient safety, and delivering AI to the high standards of trust, scalability and precision demanded by the industry. With approximately 89,000 employees in over 100 countries, including experts in healthcare, life sciences, data science, technology and operational excellence, IQVIA is dedicated to accelerating the development and commercialization of innovative medical treatments to help improve patient outcomes and population health worldwide.

® 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault, and Crossix are registered trademarks of Veeva Systems Inc.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.
About Veeva Systems
Veeva is the global leader in cloud software for the life sciences industry. Committed to innovation, product excellence, and customer success, Veeva serves more than 1,000 customers, ranging from the world’s largest biopharmaceutical companies to emerging biotechs. As a Public Benefit Corporation, Veeva is committed to balancing the interests of all stakeholders, including customers, employees, shareholders, and the industries it serves. For more information, visit veeva.com.
Veeva Forward-looking Statements
This release contains forward-looking statements regarding the expected results and benefits from Veeva's partnerships with IQVIA. These statements are based on our current expectations. Actual results could differ materially from those provided in this release and we have no obligation to update such statements.
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Contacts:
Maria Scurry Veeva Media Relations 781-366-7617 maria.scurry@veeva.com	Alissa Maupin IQVIA Media Relations 919-923-6785 alissa.maupin1@iqvia.com

Gunnar Hansen Veeva Investor Relations 267-460-5839 gunnar.hansen@veeva.com	Kerri Joseph IQVIA Investor Relations 973-541-3558 kerri.joseph@iqvia.com

® 2025 Veeva Systems Inc. All rights reserved. Veeva, V, Vault, and Crossix are registered trademarks of Veeva Systems Inc.